Filed Pursuant to Rule 424(b)(2)
Registration No. 333-177251

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.250% Senior Notes due 2023	$900,000,000
5.450% Senior Notes due 2033	$500,000,000	$257,600
5.625% Senior Notes due 2043	$600,000,000
Total	$2,000,000,000

(1)	The registration fee was calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”) and is being paid in accordance with Rule 456(b) of the Securities Act.

Prospectus Supplement

(To Prospectus dated October 12, 2011)

$2,000,000,000

The Mosaic Company

$900,000,000 4.250% Senior Notes due 2023

$500,000,000 5.450% Senior Notes due 2033

$600,000,000 5.625% Senior Notes due 2043

We are offering $900 million in aggregate principal amount of our 4.250% senior notes due 2023 (the “2023 notes”), $500 million in aggregate principal amount of our 5.450% senior notes due 2033 (the “2033 notes”) and $600 million in aggregate principal amount of our 5.625% senior notes due 2043 (the “2043 notes” and, together with the 2023 notes and the 2033 notes, the “notes”). We will pay interest on the notes semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2014. The 2023 notes will mature on November 15, 2023, the 2033 notes will mature on November 15, 2033 and the 2043 notes will mature on November 15, 2043.

We may redeem the notes of any series in whole or in part at any time and from time to time at the applicable redemption prices set forth under “Description of the Notes—Optional Redemption.” In addition, if we experience a “Change of Control Triggering Event” with respect to a series of notes, we will be required to offer to purchase the notes of such series from holders. See “Description of the Notes—Change of Control.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with our existing and future unsecured senior indebtedness. The notes of each series will be issued only in registered book-entry form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange or included in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per 2023 Note	Total	Per 2033 Note	Total	Per 2043 Note	Total
Public offering price(1)	99.790%	$898,110,000	99.626%	$498,130,000	99.913%	$599,478,000
Underwriting discounts and commissions	0.650%	$5,850,000	0.875%	$4,375,000	0.875%	$5,250,000
Proceeds, before expenses, to us(1)	99.140%	$892,260,000	98.751%	$493,755,000	99.038%	$594,228,000

(1)	Plus accrued interest, if any, from November 13, 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company on or about November 13, 2013.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

BMO Capital Markets	BNP PARIBAS	Santander	US Bancorp

Co-Managers

Barclays	CIBC	Scotiabank

The date of this prospectus supplement is November 7, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus authorized by us. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell the notes in any jurisdiction where an offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of those respective documents, regardless of the time of delivery of this prospectus supplement or of any sale of the notes. Our business, prospects, financial condition and results of operations may have changed since those dates.

Prospectus Supplement

About this Prospectus Supplement

This prospectus supplement is part of a registration statement that The Mosaic Company has filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, the Company is offering to sell the notes using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the notes. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Basis of Presentation

We have historically used a twelve-month fiscal year ending on May 31. Fiscal years are identified in this prospectus supplement, the accompanying prospectus and in the information incorporated by reference herein or therein according to the calendar year in which they end. For example, “fiscal 2013” refers to the fiscal year ended May 31, 2013. We have announced that we are changing our fiscal year end to December 31 from May 31. We began reporting quarterly results on a calendar-year basis for the three months ended September 30, 2013 and will report results for a transition period of June 1 to December 31, 2013. Information with respect to the four months ended September 30, 2013 and 2012 may be found at Note 18 to the “Notes to Condensed Consolidated Financial Statements” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. Our first full calendar reporting year will be 2014.

As used in this prospectus supplement, the terms “we,” “our,” “us” and “the Company” except as otherwise indicated or as the context otherwise indicates, refer to The Mosaic Company and/or its applicable subsidiary or subsidiaries. All references in this prospectus supplement to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

Market and Industry Data

This prospectus supplement, the accompanying prospectus and in the information incorporated by reference herein or therein includes industry position and industry data and forecasts that we obtained or derived from internal company reports, independent third party publications, such as reports produced by the International Fertilizer Industry Association, FERTECON Limited and the United States Department of Agriculture, and other industry data. Some data are also based on our good faith estimates, which are derived from our internal company analyses or review of internal company reports as well as the independent sources referred to above. Although we believe that the information on which we have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Our internal company reports have not been verified by any independent source. Statements as to our industry position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented or incorporated by reference herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus.

Prospectus Supplement Summary

The following summary contains information about the offering of the notes. It does not contain all of the information that may be important to you in making a decision to purchase the notes. For a more complete understanding of The Mosaic Company and the offering of the notes, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully, including the “Risk Factors” sections and our financial statements and the notes to those financial statements.

The Mosaic Company

We are the world’s leading producer and marketer of concentrated phosphate and potash crop nutrients. We are the largest integrated phosphate producer in the world and one of the largest producers and marketers of phosphate-based animal feed ingredients in the United States. We are the fourth largest producer of potash in the world. Through our broad product offering, we are a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. We serve customers in approximately 40 countries. We mine phosphate rock in Florida and process rock into finished phosphate products at facilities in Florida and Louisiana. We mine potash in Saskatchewan, New Mexico and Michigan. We have other production, blending or distribution operations in Brazil, China, India, Argentina and Chile, and a strategic equity investment in a phosphate rock mine in Peru. We also have entered into an agreement to develop a planned 3.5 million tonne per year integrated phosphate production operation with Saudi Arabian Mining Company and Saudi Basic Industries Corporation in the Kingdom of Saudi Arabia, pursuant to which we will own 25 percent of the joint venture and market approximately 25 percent of its production. Our operations include the top four nutrient-consuming countries in the world.

We conduct our business through wholly and majority-owned subsidiaries as well as businesses in which we own less than a majority or a non-controlling interest. We are organized into two reportable business segments: Phosphates and Potash. The following charts show the respective contributions to fiscal 2013 sales volumes, net sales and operating earnings for each of these business segments:

•

Phosphates Segment—We are the largest integrated phosphate producer in the world and the largest producer and marketer of phosphate-based animal feed ingredients in the United States. We sell phosphate-based crop nutrients and animal feed ingredients throughout North America and internationally. Our Phosphates segment also includes our international distribution activities. Our distribution activities include sales offices, port terminals and warehouses in the United States, Canada and several other key international countries. In addition, the international distribution activities include blending, bagging and production facilities in Brazil, China, India, Argentina and Chile. We accounted for approximately 12% of estimated global production and 59% of estimated North American production of concentrated phosphate crop nutrients during fiscal 2013.

•

Potash Segment—We are the fourth-largest producer of potash in the world. We sell potash throughout North America and internationally, principally as fertilizer, but also for use in industrial applications and, to a lesser degree, as animal feed ingredients. We accounted for approximately 13% of estimated global potash production and 42% of estimated North American potash production during fiscal 2013.

The Mosaic Company was formed in March 2004 and serves as the parent company of the business that was formed through the October 2004 business combination of IMC Global Inc. and the fertilizer businesses of Cargill, Incorporated (“Cargill”). In May 2011, Cargill divested the approximately 64% (285.8 million shares) interest in us that Cargill then held in a split-off to certain Cargill stockholders (the “Exchanging Cargill Stockholders”) and a debt exchange with certain Cargill debt holders (the “Cargill Transaction”). The agreements relating to the Cargill Transaction contemplated an orderly distribution of our shares that Cargill formerly held. Our shares that continue to be held by Exchanging Cargill Stockholders (approximately 128.8 million shares in the aggregate after the disposition of shares designated to be sold during the 15-month period following the initial split-off and debt exchange) are generally subject to transfer restrictions until such restrictions are removed in three equal annual installments beginning on November 26, 2013, or if the shares are sold in registered public secondary offerings. Under the terms of the Cargill Transaction, we are restricted from engaging in open-market or negotiated share repurchase until November 26, 2013. After discussions with Cargill and one of the Exchanging Cargill Stockholders regarding a potential amendment of these restrictions to permit a negotiated repurchase of restricted shares, we have been unable to amend the terms of the agreements relating to the Cargill Transaction and we are not permitted to engage in open market or negotiated share repurchases until after November 26, 2013. At that time, depending on market conditions and sellers’ interest, we will consider the repurchase of shares either in a negotiated transaction or through open market repurchases. Any share repurchases would be made under our capital management philosophy, which seeks to lower our weighted average cost of capital and contemplates the return of capital to stockholders over time, while maintaining a liquidity buffer of $2.25 billion and increasing our long-term debt levels in anticipation of potential share repurchases.

Recent Developments

On October 28, 2013, we entered into an agreement to acquire the Florida phosphate assets and assume certain related liabilities of CF Industries, Inc. (“CF”) for $1.2 billion plus an additional $200 million to fund CF’s asset retirement obligation escrow. Under the terms of the agreement, we would acquire CF’s phosphate mining and production operations in Central Florida and terminal and warehouse facilities in Tampa, Florida. These facilities currently produce approximately 1.8 million tonnes of phosphate fertilizer per year. This transaction is expected to close in the first half of 2014 and is subject to customary regulatory approvals.

In connection with this transaction, we also signed supply agreements under which CF will provide us with ammonia. Under one of the agreements, we will purchase approximately 545,000 to 725,000 tonnes annually for up to fifteen years at a price tied to the prevailing price of U.S. natural gas. This agreement is expected to commence prior to January 1, 2017. Under a second agreement, we would purchase approximately 270,000 tonnes annually for three years from CF’s Trinidad operations at CFR Tampa market-based pricing. In light of these supply arrangements, we have decided to forego our proposed ammonia manufacturing plant at our Faustina, Louisiana facility.

In addition to the $1.4 billion total consideration in connection with this transaction, we expect to spend an estimated $500 million to develop reserves and improve existing mines and an estimated $200 million on marine assets to transport ammonia from Louisiana to our Florida facilities. These estimated $2.1 billion of investments and capital expenditures are expected to be offset by an estimated $2.1 billion in capital savings related to the cancellations of (i) the Faustina ammonia project, saving approximately $1.1 billion in future capital expenditures, and (ii) a planned $1 billion beneficiation facility for our future Ona phosphate rock mine, because the proximity of the existing infrastructure at CF’s South Pasture mine to Ona would allow us to take advantages of synergies associated with the combined mining assets. We also expect to capture significant additional operating efficiencies.

Corporate Information

Our principal executive offices are located at 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, telephone (800) 918-8270. Our Internet website address is www.mosaicco.com. Information on our website is not a part of, or incorporated by reference in, this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	The Mosaic Company

Securities Offered	$900 million aggregate principal amount of 4.250% senior notes due 2023.

$500 million aggregate principal amount of 5.450% senior notes due 2033.

$600 million aggregate principal amount of 5.625% senior notes due 2043.

Maturity Date	2023 notes: November 15, 2023.

2033 notes: November 15, 2033.

2043 notes: November 15, 2043.

Interest Rate	The notes will bear interest at a rate of 4.250% per year in the case of the 2023 notes, 5.450% per year in the case of the 2033 notes and 5.625% per year in the case of the 2043 notes, payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2014.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness.

As of September 30, 2013, The Mosaic Company (excluding its subsidiaries) had approximately $750 million of indebtedness (excluding intercompany debt and letters of credit). After giving effect to the issuance and sale of the notes offered hereby and the application of the proceeds therefrom as described under “Use of Proceeds,” as of September 30, 2013, The Mosaic Company (excluding its subsidiaries) would have had $2,750 million of indebtedness (excluding intercompany debt and letters of credit), none of which would have been secured indebtedness.

The notes will be structurally subordinated to all existing and any future indebtedness and other liabilities, including guarantees, of our subsidiaries. See “Risk Factors—Risks Related to the Notes—The notes are effectively subordinated to the obligations of our subsidiaries.”

As of September 30, 2013, our consolidated subsidiaries had approximately $3,355.5 million of indebtedness and other liabilities (excluding intercompany liabilities). We have no current plan to use the net proceeds from the sale of the notes to repay indebtedness and other liabilities of our consolidated subsidiaries.

Guarantees	None.

Covenants	The indenture governing the notes contains covenants that will limit our ability to:

•	incur debt secured by liens;
•	engage in certain sale and leaseback transactions; and
•	merge with a third party or convey, transfer or lease all or substantially all of the assets.

These covenants are subject to important exceptions and qualifications. For more information on these covenants, please see the information under the caption “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Change of Control	If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes—Change of Control”) with respect to a series of notes, we will be required, unless we have exercised our right to redeem such series of notes, to offer to repurchase the notes of such series at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to but excluding the date of repurchase.

Optional Redemption	Prior to August 15, 2023 in the case of the 2023 notes, May 15, 2033 in the case of the 2033 notes and May 15, 2043 in the case of the 2043 notes, the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, in the case of the 2023 notes, plus 30 basis points, in the case of the 2033 notes and plus 30 basis points, in the case of the 2043 notes, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption. See “Description of the Notes—Optional Redemption.”

If the notes are redeemed on or after August 15, 2023 in the case of the 2023 notes, on or after May 15, 2033 in the case of the 2033 notes and on or after May 15, 2043 in the case of the 2043 notes, they may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

Sinking Fund	None.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes. See “Use of Proceeds.”

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-10, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee	U.S. Bank National Association.

Form and Denomination	Each series of notes will be represented by one or more global notes, deposited with the trustee as custodian for The Depositary Trust Company (“DTC”), and registered in the name of Cede & Co., as the nominee of DTC. Beneficial interests in the global notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of the Notes—The Depositary, Book-Entry and Settlement” in this prospectus supplement.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any automated quotation system.

Summary Historical Consolidated Financial Information

Set forth below is summary historical consolidated financial and other data of the Company at the dates and for the periods indicated. We derived the summary historical statement of earnings data and statement of cash flows data for the fiscal years ended May 31, 2013, 2012 and 2011, and balance sheet data as of May 31, 2013 and May 31, 2012, from our historical audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2013 which is incorporated by reference herein. We derived the summary historical statement of earnings data and statement of cash flow data for the three-month periods ended September 30, 2013 and 2012 and the summary historical balance sheet data as of September 30, 2013 from our unaudited condensed consolidated interim financial statements included on our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2013 which is incorporated by reference herein. We have derived the summary historical balance sheet data as of May 31, 2011 from our historical audited consolidated financial statements, which are not incorporated by reference in this prospectus. We have prepared the unaudited condensed consolidated interim financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, except as noted in the Notes to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2013 which is incorporated by reference herein, that we consider necessary for a fair presentation of our financial position and operating results for such periods. Mosaic’s historical results are not necessarily indicative of future operating results. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2013 and incorporated by reference herein.

		Fiscal year ended						Three months ended
		May 31, 2013		May 31, 2012		May 31, 2011		September 30, 2013		September 30, 2012
		(in millions)
Statement of Earnings Data
Net sales	$	9,974.1	$	11,107.8	$	9,937.8	$	1,908.7	$	2,645.7
Cost of goods sold		7,213.9		8,022.8		6,816.0		1,521.8		1,871.1

Gross margin		2,760.2		3,085.0		3,121.8		386.9		774.6
Selling, general and administrative expenses		427.3		410.1		372.5		94.4		114.8
Loss on write down of assets		—		—		—		122.8		—
Other operating expenses		123.3		63.8		85.1		25.6		16.1

Operating earnings		2,209.6		2,611.1		2,664.2		144.1		643.7
Interest income (expense), net		18.8		18.7		(5.1)		1.8		5.1
Foreign currency transaction gain (loss)		(15.9)		16.9		(56.3)		(29.6)		(27.3)
Gain on sale of equity investment		—		—		685.6		—		—
Other income (expense)		2.0		(17.8)		(17.1)		0.4		(0.6)

Earnings from consolidated companies before income taxes		2,214.5		2,628.9		3,271.3		116.7		620.9
Provision for (benefit from) income taxes		341.0		711.4		752.8		(6.6)		189.0

Earnings from consolidated companies		1,873.5		1,917.5		2,518.5		123.3		431.9
Equity in net earnings (loss) of nonconsolidated companies		18.3		13.3		(5.0)		2.5		(12.9)

Net earnings including noncontrolling interests		1,891.8		1,930.8		2,513.5		125.8		419.0
Less: Net earnings (loss) attributable to noncontrolling interests		3.1		0.6		(1.1)		1.4		1.6

Net earnings attributable to Mosaic	$	1,888.7	$	1,930.2	$	2,514.6	$	124.4	$	417.4

Other Financial Data
Cash flow from operating activities	$	1,887.5	$	2,705.8	$	2,426.7		$(45.0)		$343.8
Capital expenditures		1,588.3		1,639.3		1,263.2		332.5		384.6

		Fiscal year ended					Three months ended
		May 31, 2013		May 31, 2012		May 31, 2011	September 30, 2013
		(in millions)
Balance Sheet Data (at period end)
Cash and cash equivalents	$	3,697.1	$	3,811.0	$	3,906.4	$3,338.6
Total assets		18,086.0		16,690.4		15,786.9	17,656.6
Property, plant and equipment, net		8,486.8		7,545.9		6,635.9	8,513.0
Goodwill		1,844.6		1,844.4		1,829.8	1,833.2
Working capital		5,115.6		4,663.4		4,756.4	4,989.0
Long-term debt, less current maturities		1,009.6		1,010.0		761.3	1,011.5
Total equity		13,442.9		11,999.4		11,661.9	13,551.1

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges (i) on a historical basis for the five fiscal years in the period ended May 31, 2013 and for the three months ended September 30, 2013 and (ii) on a pro forma basis for the fiscal year ended May 31, 2013 and for the three months ended September 30, 2013 after giving effect to the issuance and sale of the notes and the use of proceeds from this offering (see “Use of Proceeds”) as if they had occurred on June 1, 2012. For purposes of these ratios, earnings consist of earnings from consolidated companies before income taxes plus fixed charges, amortization of capitalized interest and distributions from 50% or less owned companies accounted for in accordance with the equity method (net of capitalized interest and noncontrolling interest in earnings from consolidated companies with no fixed charges). Fixed charges consist of interest costs, whether expensed or capitalized (excluding amortized interest), amortized premiums, discounts and capitalized debt expenses, honored guarantees amount and the estimate of interest in rent expense.

	Three months ended September 30,	Fiscal year ended May 31,
	2013	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	7.6x	35.7x	39.0x	35.2x	11.4x	26.9x
Pro forma ratio of earnings to fixed charges	3.7x	14.2x

Risk Factors

An investment in the notes involves risk. You should carefully consider the following risks as well as the other information included or incorporated by reference in this prospectus supplement, including our financial statements and related notes, before investing in the notes. In addition to the risk factors set forth below, please read the information included or incorporated by reference under the heading “Risk Factors” in the accompanying prospectus, our Annual Report on Form 10-K for the fiscal year ended May 31, 2013 and our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2013. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Notes

The notes are senior unsecured obligations and are subordinated to all of our existing and future secured indebtedness.

The notes are senior unsecured obligations and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally, which would have a prior claim on the assets securing that indebtedness. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets that serve as collateral for any secured indebtedness would be made available to satisfy the obligations to our secured creditors before any payments are made on the notes. See “Description of Debt Securities—General” in the accompanying prospectus.

The notes are effectively subordinated to the obligations of our subsidiaries.

All of our operations are conducted through our subsidiaries. Although the notes are unsubordinated obligations, they will be effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so.

As of September 30, 2013, our consolidated subsidiaries had approximately $3,355.5 million of indebtedness and other liabilities (excluding intercompany liabilities).

We have made only limited covenants in the indenture for the notes.

The indenture for the notes does not:

•	establish a sinking fund for the notes;

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we incur operating losses;

•	limit our subsidiaries’ ability to incur indebtedness generally or indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur indebtedness generally or any indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability generally to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common shares or other securities ranking junior to the notes.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities with no established trading market. We do not intend to list the notes of any series on any securities exchange or include the notes in any automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. No assurance can be given:

•	that a market for any series of notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may be unable to repurchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event with respect to a particular series of notes, subject to certain conditions, we will be required to make an offer to repurchase all outstanding notes of such series at 101% of their principal amount, plus accrued and unpaid interest. See “Description of the Notes—Change of Control” in this prospectus supplement. The source of funds for such a repurchase will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Triggering Event to make required repurchases of notes tendered. Our future debt instruments may contain similar provisions. It is possible that we will not have sufficient funds at the time of the Change of Control Triggering Event to complete the required repurchase of the notes and, if applicable, our other indebtedness.

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the notes.

We expect that the notes will be rated “investment grade” by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. The rating organization may lower the rating or decide not to rate the notes in its sole discretion. The rating of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on the notes and the ultimate payment of principal of the notes on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of the notes will not, in and of itself, constitute an event of default under the indenture.

The notes offered hereby will vote with our 3.750% Senior Notes due 2021, our 4.875% Senior Notes due 2041 and any other notes issued pursuant to the Indenture with respect to certain matters as provided in the Indenture.

Pursuant to the Indenture, for purposes of certain amendments to the Indenture, the notes offered hereby will vote as a single series on a pro rata basis with all outstanding notes of other series issued pursuant to the Indenture, including our 3.750% Senior Notes due 2021 and our 4.875% Senior Notes due 2041. Therefore, to the extent holders of such other notes have different interests than the holders of the notes offered hereby, such other holders may, to the extent they represent a majority of all notes outstanding under the Indenture, amend the Indenture in ways that are not in the best interests of the holders of the notes offered hereby.

Use of Proceeds

We estimate the net proceeds from the sale of the notes to be approximately $1,976.4 million after deducting underwriting discounts and commissions and expenses of the offering payable by us. We intend to use the net proceeds for general corporate purposes, including, without limitation, working capital, capital expenditures, strategic opportunities and distributions to our stockholders, either in the form of share repurchases or dividend policies.

Pending application of proceeds in accordance with this clause, the net proceeds from the sale of the notes are expected to be held as cash and cash equivalents and diversified in highly rated investment vehicles.

Capitalization

The following table sets forth:

•	our consolidated capitalization (including short-term debt) as of September 30, 2013; and

•	our capitalization as of September 30, 2013, as adjusted to give effect to the offering of the notes and the application of the net proceeds as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2013
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$3,338.6	$5,315.0

Short-term debt:
Short-term borrowings	14.5	14.5
Current maturities of long-term debt	0.8	0.8

Revolving credit facility[1]	—	—

Total short-term debt	15.3	15.3

Long-term debt:
Recovery zone bonds	17.0	17.0
Unsecured notes	743.5	743.5
Unsecured debentures	239.0	239.0
Other	12.0	12.0
2023 notes offered hereby	—	900.0
2033 notes offered hereby	—	500.0
2043 notes offered hereby	—	600.0

Total long-term debt, less current maturities	1,011.5	3,011.5

Less issuance discount	—	4.3

Total long-term debt less issuance discount	1,011.5	3,007.2

Equity:
Class A common stock	$1.3	$1.3
Common stock	3.0	3.0
Capital in excess of par value	1,507.8	1,507.8
Retained earnings	11,707.6	11,707.6
Accumulated other comprehensive income	312.9	312.9

Total Mosaic stockholders’ equity	13,532.6	13,532.6
Noncontrolling interest	18.5	18.5

Total equity	$13,551.1	$13,551.1

[1]	As of September 30, 2013, there was $12.6 million in letters of credit outstanding under our revolving credit facility and $737.4 million available for future borrowing.

Description of the Notes

The following is a description of the principal terms of the notes. This description does not purport to be complete and is subject to the indenture dated October 24, 2011 between us and U.S. Bank National Association, as trustee (the “Trustee”) (the “Indenture”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture has been filed with the SEC. This description supplements and, to the extent inconsistent therewith, replaces the description of the Debt Securities with respect to the notes offered hereby as set forth under “Description of Debt Securities” in the accompanying prospectus.

As used under this heading “Description of the Notes,” all references to “we,” “us,” “our” or “Mosaic” shall mean The Mosaic Company, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, its proportionate share of joint ventures, any partnership of which it is a partner and its significant equity investments. All capitalized words used under this heading “Description of the Notes” and not defined herein have the meanings provided for in the accompanying prospectus.

General

Payment of the principal, redemption amounts, if any, and interest on the notes will be made in United States dollars.

The 4.250% Senior Notes due 2023 (the “2023 notes”) initially will be issued in an aggregate principal amount of $900,000,000 and will bear interest at the rate of 4.250% per year, the 5.450% Senior Notes due 2033 (the “2033 notes”) initially will be issued in an aggregate principal amount of $500,000,000 and will bear interest at the rate of 5.450% per year and the 5.625% Senior Notes due 2043 (the “2043 notes” and, together with the 2023 notes and the 2033 notes, the “notes”) will initially be issued in an aggregate principal amount of $600,000,000 and will bear interest at the rate of 5.625% per year.

We will pay interest on the notes semi-annually on May 15 and November 15 of each year, beginning May 15, 2014 or from the most recent date to which interest has been paid or provided for, to the registered holders of the notes on the preceding May 1 or November 1, respectively. The 2023 notes will mature on November 15, 2023, the 2033 notes will mature on November 15, 2033 and the 2043 notes will mature on November 15, 2043. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the notes falls on a day that is not a Business Day, the related payment of principal, redemption amounts, if any, or interest will be postponed to the next succeeding Business Day, and no interest on such payment will accrue for the period from and after such interest payment date or the maturity date of the notes, as the case may be.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in The City of New York.

We may from time to time without notice to, or the consent of, the holders of the notes of a particular series, “reopen” such series and issue additional notes of that series. Such further notes would be identical in all respects to the applicable series of notes offered hereby (except for the issue date, public offering price, payment of interest accruing before the issue date and, if applicable, the first interest payment date). There is no limit on the principal amount of notes we may issue under the Indenture from time to time. Additional notes of a series issued in this manner will be consolidated with and will form a single series with the notes of such series being offered hereby, provided that such additional notes are fungible with the notes of such series for U.S. federal income tax purposes.

The notes will not be entitled to the benefits of any sinking fund.

The notes of each series will be represented by Global Securities registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). Except as described below and under the heading “—The Depositary, Book-Entry and Settlement” below, notes in definitive form will not be issued.

The nominee of DTC, as holder of record of the Global Securities, will be entitled to receive payments of principal, redemption amounts, if any, and interest by wire transfer of same day funds for payment to beneficial owners in accordance with DTC’s procedures. See “—The Depositary, Book-Entry and Settlement” below. In the event that notes of a series are issued in definitive form, principal, redemption amounts, if any, and interest on the notes of such series will be payable, and the notes of such series will be exchangeable and transferable, at an office or agency of the Trustee in New York, New York, except that at our option, interest, if any, may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (ii) by wire transfer to an account located in the United States maintained by the Person entitled thereto as specified in the security register.

Notes will be issued solely as registered notes issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Ranking

The notes will be our direct, senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt, and will rank senior to all of our existing and future subordinated debt. As of September 30, 2013, The Mosaic Company had approximately $750 million of indebtedness (excluding intercompany debt and letters of credit), none of which was secured indebtedness. After giving effect to the issuance and sale of the notes offered hereby and the application of the proceeds therefrom as described under “Use of Proceeds,” as of September 30, 2013, The Mosaic Company (excluding its subsidiaries) would have had $2,750 million of indebtedness (excluding intercompany debt and letters of credit). The notes will be effectively subordinated to all indebtedness and other liabilities, including guarantees, of any of our subsidiaries. See “Risk Factors—Risks Related to the Notes—The notes are effectively subordinated to the obligations of our subsidiaries” in this prospectus supplement. As of September 30, 2013, our consolidated subsidiaries had approximately $3,355.5 million of indebtedness and other liabilities (excluding intercompany liabilities). None of the net proceeds from the sale of the notes will be used to repay indebtedness and other liabilities of our consolidated subsidiaries.

Optional Redemption

The notes of each series will be redeemable in whole or in part, at our option, at any time and from time to time. Prior to August 15, 2023, in the case of the 2023 notes, prior to May 15, 2033, in the case of the 2033 notes, and prior to May 15, 2043, in the case of the 2043 notes, the notes of each series will be redeemable, in whole or in part, at our option, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, in the case of the 2023 notes, plus 30 basis points, in the case of the 2033 notes and plus 30 basis points, in the case of the 2043 notes, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

If the notes are redeemed on or after August 15, 2023, in the case of the 2023 notes, on or after May 15, 2033, in the case of the 2033 notes, and on or after May 15, 2043, in the case of the 2043 notes, they may be redeemed, in whole or in part, at our option, at a redemption price equal to 100% of their principal amount, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we are unable to obtain at least five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC or any designee selected by any named Reference Treasury Dealer plus two others or their affiliates which are primary U.S. Government securities dealers and their respective successors, provided, however, that if any of the foregoing Reference Treasury Dealers shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed not less than 30 days and not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. If less than all of a series of notes are redeemed, the Trustee will select the notes of such series to be redeemed by a method determined by the Trustee to be fair and appropriate.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of notes or portions thereof called for redemption.

If notice of redemption has been given as provided in the Indenture for a series of notes, unless we default in the payment of the redemption price and accrued and unpaid interest thereon to, but not including, the date of redemption or portions thereof called for redemption, such notes will cease to bear interest from and after the date fixed for such redemption specified in such notice and the only right of the holders of such notes will be to receive payment of the redemption price plus accrued and unpaid interest to, but not including, the date of redemption.

Change of Control

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem such series of notes, as described above, holders of the notes of such series that have not been redeemed will have the right to require us to repurchase all or any part equal to $2,000 or an integral multiple of $1,000 in excess thereof of such notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of purchase (“Change of Control Payment”), subject to the right of holders of notes being repurchased on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control Triggering Event with respect to a series of notes or, at our option, prior to a Change of Control, but after the public announcement of such Change of Control, we will be required to mail a notice to holders of notes of such series, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on a Change of Control Triggering Event occurring prior to the Change of Control Payment Date. We must comply with the requirements of Rule 14e-1 under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflicts.

On or before the Change of Control Payment Date with respect to a series of notes, we will be required to:

•	accept for payment all notes or portions of notes of such series properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes of such series properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes of such series properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes of such series being purchased.

For purposes of the foregoing discussion of a repurchase at the option of holders of notes, the following definitions are applicable:

“Below Investment Grade Rating Event” means, with respect to a series of notes, such series of notes are rated below an Investment Grade Rating by each of the Rating Agencies, on any date from the earlier of (i) the date of the Change of Control and (ii) the date of the public notice of an arrangement or transaction that could result in a Change of Control, until the end of the 60-day period following such date, which 60-day period shall be extended if, by the end of the 60-day period, the rating of the notes of such series is under publicly announced consideration for a possible downgrade by either of the Rating Agencies if the other Rating Agency has already lowered its ratings on the notes of such series as aforesaid, such extension to continue for so long as consideration for a possible downgrade continues by such Rating Agency.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or amalgamation), in one or a series of related transactions, of all or substantially all of the properties or assets of ours and our subsidiaries, taken as a whole, to one or more “persons” (as such term is used in Section 13(d) of the Exchange Act) other than us or any of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or amalgamation) the result of which is that one or more “persons” (as such term is used in Section 13(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50 percent of the total voting power in the aggregate of all classes of our voting stock normally entitled to vote in the elections of directors, other than any such transaction where shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the total voting power of the voting stock of such person immediately after giving effect to such transaction; (3) the first day on which a majority of the members of our board of directors are not Continuing Directors; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, Mosaic, in any such event pursuant to a transaction in which any of our outstanding common shares or such other person’s outstanding common shares is converted into or exchanged for cash, securities or other property, other than any such transaction where shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the total voting power of the voting stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to the liquidation or dissolution of us.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly-owned Subsidiary of a Person (as such terms are defined in the accompanying prospectus) and (2) the direct or indirect holders of the common shares of such Person immediately following that transaction are substantially the same as the holders of our common shares, or other voting shares into which our common shares are reclassified, consolidated, exchange or changed immediately prior to that transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” with respect to a series of notes means the occurrence of both a Change of Control and a Below Investment Grade Rating Event for such series of notes.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (1) was a member of such board of directors on the date of the issuance of the notes of the applicable series, or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy circular in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if any of Moody’s or S&P ceases to rate the notes of a series or fails to make a rating of the notes of such series publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (by a resolution of our board of directors) as a replacement agency with respect to the notes of such series for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

We will not be required to make a Change of Control Offer with respect to a series of notes upon a Change of Control Triggering Event with respect to such series of notes if a third party makes an equivalent offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all the notes of such series properly tendered and not withdrawn under its offer.

An event of default with respect to a series of notes shall be deemed to occur upon the failure by us to comply with the terms of the covenant set forth in this “—Change of Control” section with respect to such series of notes for a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding notes of such series. If such an event of default occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal amount of such notes and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the same shall become immediately due and payable. The consent of holders of not less than a majority in principal amount of the outstanding notes of a series is required to (i) modify or amend the provisions of this section (including the provisions of this paragraph) with respect to such series of notes, and (ii) waive a past default or event of default on account of a breach of our obligations under this section with respect to such series of notes.

The Change of Control Triggering Event provision may in certain circumstances make more difficult or discourage a sale or takeover of Mosaic. We could, in the future, enter into certain transactions, including asset sales, acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

We may not have sufficient funds to repurchase all of the notes upon a Change of Control Triggering Event. See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase the notes upon a Change of Control Triggering Event.”

The Depositary, Book-Entry and Settlement

DTC will act as securities depositary for each series of notes. The notes of each series may only be issued as Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee), except in the limited circumstances described below.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, depositories for Euroclear and Clearstream, clearing corporations and certain other organizations (“Direct Participants”). DTC is a wholly-owned subsidiary of the Depositary Trust Clearing Corporation owned by a number of its Direct Participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of notes (a “Beneficial Owner”) is in turn to be recorded on the Direct Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings from the Direct Participants or Indirect Participants through which the Beneficial Owners hold notes. Transfers of ownership interests in the notes will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except under the limited circumstances described under “—Discontinuance of Depositary’s Services” below.

To facilitate subsequent transfers, all the notes deposited by Participants with DTC will be registered in the name of Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the notes. DTC’s records will reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices shall be sent to Cede & Co. If less than all of the notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such notes to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to the notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the relevant record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy). We believe that the arrangements among DTC, Direct Participants and Indirect

Participants and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by the registered holder of notes.

Payments of principal, redemption amounts, if any, and interest on the notes will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and such payments will be the responsibility of such Participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of principal, redemption amounts, if any, and interest to DTC is the responsibility of us or the responsibility of the Trustee, disbursements of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct Participants and Indirect Participants.

Except as provided herein, a Beneficial Owner of an interest in a Global Security will not be entitled to receive physical delivery of notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC, the Direct Participants and the Indirect Participants to exercise any rights under the notes. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Securities as represented by a global certificate.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Furthermore, such information is subject to any changes to these procedures that may be instituted unilaterally by DTC and to any changes to the arrangements between us and DTC.

Neither the Trustee nor we will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Discontinuance of Depositary’s Services

A Global Security with respect to a series of notes shall be exchangeable for notes of such series registered in the names of persons other than DTC or its nominee or a successor depositary or other depositary or its nominee only if:

•

DTC or such successor depositary, as applicable, notifies us that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed by us within 90 days;

•

DTC or such successor depositary, as applicable, at any time, ceases to be a clearing agency registered under the Exchange Act at which time DTC or such successor depositary, as applicable, is required to be so registered to act as such depositary and no successor depositary shall have been appointed by us within 90 days;

•	we, in our sole discretion, determine that such Global Security shall be so exchangeable; or

•	there shall have occurred and shall be continuing an event of default under the Indenture with respect to the notes of such series and the Trustee has received through DTC a request from an owner of a beneficial interest in any Global Securities to exchange such Global Security for notes so registered.

Any Global Security with respect to a series of notes that is exchangeable pursuant to the preceding sentence shall be exchangeable for notes of such series registered in such names as DTC or such successor depositary, as applicable, shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants or such successor depositary from its participants with respect to ownership of beneficial interests in such Global Security.

The Trustee

U.S. Bank National Association is the trustee under the Indenture. The trustee is an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters.

Certain U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income and, in the case of non-U.S. holders (as defined below), certain estate tax consequences of the purchase, ownership and disposition of the notes. This summary is limited to holders that purchase the notes for cash at original issue at their initial offering price and hold the notes as “capital assets” (generally, property held for investment) for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, controlled foreign corporations, passive foreign investment companies, partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.

The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Treasury regulations, court decisions and rulings and pronouncements of the IRS, all as in effect on the date hereof, and all of which are subject to change, or differing interpretations at any time with possible retroactive effect. The Company has not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws (except as set forth below with respect to certain U.S. federal estate tax consequences to non-U.S. holders).

Investors considering the purchase of the notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, or foreign taxing jurisdiction or under any applicable tax treaty.

Possible Treatment as Contingent Payment Debt Instruments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes, including as described under “Description of the Notes—Optional Redemption,” and “Description of the Notes—Change of Control.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our determination regarding the remoteness of such contingency is binding on each U.S. holder unless a U.S. holder explicitly discloses to the IRS in the proper manner that its determination is different than ours.

Our determination is not binding on the IRS and it is possible that the IRS may take a different position regarding the possibility of such additional payments, in which case, if that position were sustained, the timing, amount and character of income recognized with respect to a note may be materially different than described herein and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on the disposition of a note. This summary assumes that the IRS will not take a different position, or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the possibility of additional payments.

U.S. Holders

Payments of Interest

A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the notes in accordance with the U.S. holder’s regular method of accounting.

Sale, Redemption, Retirement, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize gain or loss on the sale, redemption, retirement, exchange, or other taxable disposition of a note, in an amount equal to the difference between (i) the proceeds received by the holder in exchange for such note (less an amount attributable to any accrued but unpaid interest not previously included in income, which will be treated as a payment of interest for U.S. federal income tax purposes) and (ii) the U.S. holder’s adjusted tax basis in the note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. In general, a U.S. holder’s adjusted tax basis in a note will equal the amount paid for the note. Such gain or loss recognized by a U.S. holder on a disposition of a note will be capital gain or loss and will be long-term capital gain or loss if the holder held the note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Generally, U.S. holders will be subject to information reporting on payments of interest on the notes and the proceeds from a sale or other disposition of the notes. Unless a U.S. holder is an exempt recipient such as a corporation, a backup withholding tax (currently at a rate of 28%) may apply to such payments if the U.S. holder (i) fails to furnish a taxpayer identification number (“TIN”) within a reasonable time after a request therefor; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that it failed to report interest or dividends properly; or (iv) failed, under certain circumstances, to provide a certified statement, signed under penalty of perjury that the TIN provided is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

Net Investment Income Tax

For taxable years beginning after December 31, 2012, there is a 3.8% net investment income tax on the lesser of (i) the “net investment income” or (ii) the excess of modified adjusted gross income over a threshold amount, in the case of U.S. holders who are individuals, and on the lesser of (i) the undistributed “net investment income” or (ii) the excess of modified adjusted gross income over a threshold amount, in the case of certain U.S. holders that are estates and trusts. Among other items, “net investment income” would generally include gross interest income, and net gain from the sale, exchange, redemption, retirement or other taxable disposition of a note, less certain deductions.

Non-U.S. Holders

Payments of Interest

Interest paid on a note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (or, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States), and further provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•

either (a) provides a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder’s name and address and certifies as to non-United States status in compliance with applicable law and regulations; or (b) is a securities clearing organization, bank or other financial institution that holds customers’

securities in the ordinary course of its trade or business and provides a statement to us or our agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed IRS Form W-8BEN claiming an exemption from (or reduction of) withholding under the benefit of an applicable tax treaty.

If interest on a note is effectively connected with a U.S. trade or business by a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the United States, the non-U.S. holder generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements (i.e., by delivering a properly executed IRS Form W-8ECI) and generally will be subject to U.S. federal income tax on a net-income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

Sale, Redemption, Retirement, Exchange or Other Taxable Disposition of Notes

The 30% U.S. federal withholding tax generally will not apply to any gain that a non-U.S. holder realizes on the sale, redemption, exchange or other disposition of a note.

Any gain realized by a non-U.S. holder on the disposition of a note generally will not be subject to U.S. federal income tax, unless:

•

the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment maintained in the United States by the non-U.S. holder; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or the non-U.S. holder is subject to Code provisions applicable to certain U.S. expatriates.

A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Information Reporting and Backup Withholding

Information Reporting.  The payment of interest to a non-U.S. holder is generally not subject to information reporting on IRS Form 1099 if applicable certification requirements (for example, by delivering a properly executed IRS Form W-8BEN) are satisfied. The payment of proceeds from the sale or other disposition of a note by a broker to a non-U.S. holder is generally not subject to information reporting if:

•	the beneficial owner of the note certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption; or

•	the sale or other disposition of the note is effected outside of the United States by a foreign office of a broker, unless the broker is:

–	a U.S. person;

–	a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States;

–	a controlled foreign corporation for U.S. federal income tax purposes; or

–	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest payment on the notes. This information may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement.

Backup Withholding. Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements, discussed above, and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of a note were subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States would not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding. For example, if interest is subject to the withholding tax described above under “—Payments of Interest,” backup withholding will not also be imposed. Thus, backup withholding may be required on payments subject to information reporting, but not otherwise subject to withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund provided that the required information is furnished timely to the IRS.

U.S. Estate Tax

A note held, or treated as held, by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of death will not be included in the decedent’s gross estate for U.S. federal estate tax purposes; provided that at the time of death the non-U.S. holder does not own, actually or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and provided that at the time of death payments with respect to such note would not have been effectively connected with the conduct of a trade or business within the United States by such non-U.S. holder.

THE U.S. FEDERAL INCOME AND ESTATE TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF THE NOTES, AND THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of 2023 notes, 2033 notes and 2043 notes set forth opposite the underwriter’s name in the following table:

Name	Principal Amount of 2023 Notes		Principal Amount of 2033 Notes		Principal Amount of 2043 Notes
Goldman, Sachs & Co.	$	180,000,000	$	100,000,000	$	120,000,000
J.P. Morgan Securities LLC		180,000,000		100,000,000		120,000,000
Morgan Stanley & Co. LLC		180,000,000		100,000,000		120,000,000
Wells Fargo Securities, LLC		180,000,000		100,000,000		120,000,000
BMO Capital Markets Corp.		31,500,000		17,500,000		21,000,000
BNP Paribas Securities Corp.		31,500,000		17,500,000		21,000,000
Santander Investment Securities Inc.		31,500,000		17,500,000		21,000,000
U.S. Bancorp Investments, Inc.		31,500,000		17,500,000		21,000,000
Barclays Capital Inc.		18,000,000		10,000,000		12,000,000
CIBC World Markets Corp.		18,000,000		10,000,000		12,000,000
Scotia Capital (USA) Inc.		18,000,000		10,000,000		12,000,000

Total	$	900,000,000	$	500,000,000	$	600,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer each series of the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer each series of the notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount, in the case of the 2023 notes, 0.50% of the principal amount, in the case of the 2033 notes, and 0.50% of the principal amount, in the case of the 2043 notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.25% of the principal amount, in the case of the 2023 notes, 0.25% of the principal amount, in the case of the 2033 notes, and 0.25% of the principal amount, in the case of the 2043 notes. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by The Mosaic Company
Per 2023 Note	0.650%
Per 2033 Note	0.875%
Per 2043 Note	0.875%

We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $3,850,000 and will be payable by us.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, certain of the underwriters and their respective affiliates have, and will continue to have, lending relationships with the issuer.

If any of the underwriters or their affiliates has a lending relationship with the issuer, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

New Issue of Notes

The notes are new issues of securities with no established trading market. We have not applied and do not intend to apply to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in each series of the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State other than:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article (3)(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of the foregoing, the expression an “offer of notes to the public” in relation to the notes in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of this document or any document other than (i) in circumstances which do not constitute an offer or invitation to the public for the purposes of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue

(in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and disclosure under the Financial Instruments and Exchange Law has not been and will not be made with respect to the securities. Each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan and in compliance with any other relevant laws, regulations and governmental guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Legal Matters

Certain legal matters relating to this offering will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota, and Richard L. Mack, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company. Certain legal matters relating to this offering will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Incorporation by Reference

We have elected to “incorporate by reference” certain information into this prospectus supplement, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference our:

•

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2013 Annual Meeting, filed with the SEC on August 22, 2013, that are incorporated by reference therein) for the year ended May 31, 2013, as filed on July 17, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the SEC on November 5, 2013; and

•	Current Reports on Form 8-K filed with the SEC on October 9, 2013 and October 29, 2013.

We are also incorporating by reference all other reports that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the completion of this offering; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request copies of the filings, at no cost, by telephone at (800) 918-8270 or by mail at: The Mosaic Company, 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, Attention: Investor Relations.

Experts

The consolidated balance sheets of The Mosaic Company as of May 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive income, cash flows and equity for each of the years in the three-year period ended May 31, 2013, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2013 included in The Mosaic Company’s Annual Report on Form 10-K for the year ended May 31, 2013 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

THE MOSAIC COMPANY

Debt Securities

We may offer and sell from time to time, in one or more series, unsecured debt securities described in this prospectus, which may consist of notes, debentures or other evidences of indebtedness, in one or more offerings. This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest.

Investing in the debt securities involves risks. See “Risk Factors” on page 1 of this prospectus.

We will provide the specific terms of these debt securities in a prospectus supplement. We may offer and sell these debt securities directly or to or through underwriters, agents or dealers. The applicable prospectus supplement to this prospectus will describe the terms of any particular plan of distribution including names of any underwriters, agents or dealers and will provide information regarding any fee, commission or discount arrangement made with those underwriters, agents or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 12, 2011

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, we may, over time, sell the debt securities described in this prospectus in one or more offerings. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the debt securities we are offering under this prospectus. You can read that registration statement at the SEC web site at http://www.sec.gov or at the SEC office mentioned under the heading “Where You Can Find More Information.”

This prospectus describes the general terms of the debt securities to be offered hereby. A prospectus supplement that will describe the specific amounts, prices and other terms of the debt securities being offered will be provided to you in connection with each sale of debt securities offered pursuant to this prospectus. The prospectus supplement or any free writing prospectus prepared by or on behalf of us may also add, update or change information contained in this prospectus. To understand the terms of debt securities offered pursuant to this prospectus, you should carefully read this document with the applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us. Together, these documents will give the specific terms of the offered debt securities. You should also read the documents we have incorporated by reference in this prospectus described below under “Incorporation of Certain Documents By Reference.” When used in this prospectus, the terms “we,” “our,” “us,” and “the Company,” except as otherwise indicated or as the context otherwise indicates, refer to The Mosaic Company and/or its applicable subsidiary or subsidiaries. All references in this prospectus to “$”, “U.S. Dollars” and “dollars” are to United States dollars.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of those documents.

RISK FACTORS

Investing in the debt securities involves risk. Please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The prospectus supplement applicable to each sale of debt securities we offer pursuant to this prospectus may contain a discussion of additional risks applicable to an investment in us and the debt securities we are offering under that prospectus supplement.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, the prospectus supplement applicable to each sale of debt securities offered pursuant to this prospectus and the documents we have incorporated by reference may include statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance. We use words such as “anticipate,” “believe,” “expect,” “may,” “intend,” “plan,” “project,” “will” or other similar words to identify forward-looking statements.

Without limiting the foregoing, all statements relating to our future outlook, anticipated capital expenditures, future cash flows and borrowings, and sources of funding are forward-looking statements. These forward-looking statements are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks and actual results may differ materially from those discussed in these statements.

Among the factors that could cause actual results to differ materially are:

•

the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions;

•	the level of inventories in the distribution channels for crop nutrients;

•	changes in foreign currency and exchange rates;

•	international trade risks;

•	changes in government policy;

•

changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams;

•

further developments in the lawsuit involving the federal wetlands permit for the extension of our South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions we may identify and implement in an effort to mitigate the effects of the lawsuit;

•	other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals;

•

further developments in the lawsuit involving the tolling agreement at our Esterhazy, Saskatchewan, potash mine, including settlement or orders, rulings, injunctions or other actions by the court, the plaintiff or others in relation to the lawsuit;

•	the effectiveness of our processes for managing our strategic priorities;

•	adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall;

•

actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties; and

•

accidents and other disruptions involving our operations, including brine inflows at our Esterhazy, Saskatchewan, potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this document, any applicable prospectus supplement and the documents incorporated by reference. These forward-looking statements speak only as of the date on which such statements were made, and we undertake no obligation to update these statements except as required by federal securities laws.

THE MOSAIC COMPANY

We are one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients for the global agriculture industry. Through our broad product offering, we are a single source supplier of phosphate- and potash-based crop nutrients and animal feed ingredients. We serve customers in approximately 40 countries. We mine phosphate rock in Florida and process rock into finished phosphate products at facilities in Florida and Louisiana. We mine potash in Saskatchewan, New Mexico and Michigan. We have other production, blending or distribution operations in Brazil, China, India, Argentina, and Chile, and have a strategic equity investment in a phosphate rock mine in Peru. Our operations are situated in the top four nutrient-consuming countries in the world.

Mosaic was formed in March 2004 and serves as the parent company of the business that was formed through the October 2004 business combination of IMC Global Inc. and the fertilizer businesses of Cargill, Incorporated. In May 2011, Cargill, our former majority stockholder, distributed its 64% stake in our company to certain Cargill stockholders and certain Cargill debt holders.

We conduct our business through wholly and majority-owned subsidiaries as well as businesses in which we own less than a majority or a non-controlling interest. We are organized into two reportable business segments: Phosphates and Potash.

•

Phosphates Segment—We are the largest integrated phosphate producer in the world and one of the largest producers of phosphate-based animal feed ingredients in the United States. We sell phosphate-based crop nutrients and animal feed ingredients throughout North America and internationally. Our Phosphates segment also includes our North American and international distribution activities. Our distribution activities include sales offices, port terminals and warehouses in the United States, Canada, and several other key international countries. In addition, the international distribution activities include blending, bagging and production facilities in Brazil, China, India, Argentina and Chile. We accounted for approximately 13% of estimated global production and 57% of estimated North American production of concentrated phosphate crop nutrients during fiscal 2011.

•

Potash Segment—We are the third-largest producer of potash in the world. We sell potash throughout North America and internationally, principally as fertilizer, but also for use in industrial applications and, to a lesser degree, as animal feed ingredients. We accounted for approximately 12% of estimated global potash production and 38% of estimated North American potash production during fiscal 2011.

Our principal executive offices are located at 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, telephone (800) 918-8270. Our Internet website address is www.mosaicco.com. Information on our website is not a part of, or incorporated by reference in, this prospectus.

USE OF PROCEEDS

We will use the net proceeds from the sale of the offered debt securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the five fiscal years in the period ended May 31, 2011 and for the three months ended August 31, 2011. For purposes of these ratios, earnings consist of earnings from consolidated companies before income taxes plus fixed charges, amortization of capitalized interest and distributions from 50% or less owned companies accounted for in accordance with the equity method (net of capitalized interest and noncontrolling interest in earnings from consolidated companies with no fixed charges). Fixed charges consist of interest costs, whether expensed or capitalized (excluding amortized interest), amortized premiums, discounts and capitalized debt expenses, honored guarantees amount and the estimate of interest in rent expense.

	Three months ended August 31,	Fiscal year ended May 31,
	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	39.6	35.2	11.4	26.9	20.7	3.7

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us” or “our” refer only to The Mosaic Company without any of its subsidiaries, any of its proportionate share of joint ventures, any partnership of which it is a partner or any of its significant equity investments.

The Debt Securities will be issued under an indenture (the “Indenture”) between The Mosaic Company and U.S. Bank National Association (the “Trustee”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The terms and conditions applicable to a series of Debt Securities will be established in accordance with the requirements of the Indenture for the specific Debt Securities and contained in the applicable prospectus supplement.

A copy of the Indenture is filed as an exhibit to the registration statement on Form S-3 with respect to the Debt Securities. The following is a summary only of important provisions and definitions of the Indenture and the Debt Securities which describes certain general terms and provisions of the Debt Securities and is not intended to be complete. We urge you to review the Indenture carefully before making a decision to purchase any Debt Securities because it is the Indenture, and not this summary, that governs your rights as a holder of our Debt Securities. See “Where You Can Find More Information” for details concerning how you may obtain a copy of the registration statement, including the Indenture filed as an exhibit thereto.

General

The Indenture does not limit the aggregate principal amount of Debt Securities that we may issue under the Indenture. The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated in U.S. dollars or any foreign currency. Specific U.S. federal income tax considerations applicable to any of the Debt Securities denominated in a currency other than U.S. dollars will be described in the prospectus supplement relating to any offering of securities denominated in a currency other than U.S. dollars. Unless otherwise provided in the applicable prospectus supplement, a series of Debt Securities may be reopened for issuance of additional Debt Securities of such series.

The applicable prospectus supplement will set forth the specific terms of a series of Debt Securities being offered by us and may include any or all of the following:

(a)	the specific designation of the Debt Securities of such series;

(b)	any limit upon the aggregate principal amount of the Debt Securities of such series;

(c)	the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of the Debt Securities of such series will be payable;

(d)	the rate or rates at which the Debt Securities of such series will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue, or the method by which such date or dates will be determined and on which such interest will be payable and the regular record date, if any, for the payment of interest on Debt Securities of a series in registered form, or the method by which such date or dates will be determined, and the basis upon which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months;

(e)	the place or places, if any, other than the office of an affiliate of the Trustee, where the principal of (and premium, if any, on) and any interest on the Debt Securities of a series will be payable and where Debt Securities in registered form may be surrendered for registration of transfer and where Debt Securities may be surrendered for exchange;

(f)	the place or places where notices or demands to or upon us in respect of the Debt Securities of a series and the Indenture may be served;

(g)	the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which the Debt Securities of a series may be redeemed, in whole or in part, at our option if we are to have that option;

(h)	our obligation, if any, to redeem, repay or purchase Debt Securities of a series pursuant to any sinking fund provision or at the option of the holder, and the period or periods within which, the price or prices at which, the currency in which, and other terms and conditions upon which Debt Securities of a series will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(i)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered Debt Securities of a series will be issuable;

(j)	if other than the Trustee, the identity of each security registrar and/or paying agent;

(k)	if other than the principal amount thereof, the portion of the principal amount of Debt Securities of a series that will be payable upon acceleration of the maturity thereof upon the occurrence of an event of default or the method by which such portion shall be determined;

(l)	if other than U.S. dollars, the currency in which payment of the principal (and premium, if any, on) or interest, if any, on the Debt Securities of a series shall be payable or in which the Debt Securities of a series shall be denominated and the particular provisions applicable thereto;

(m)	whether the amount of payments of principal of (and premium, if any, on) or interest, if any, on the Debt Securities of a series may be determined with reference to an index, formula or other method, and the manner in which such amounts shall be determined;

(n)	whether the principal of (and premium, if any, on) or interest, if any, on the Debt Securities of a series are to be payable, at our election or at the election of a holder thereof, in a currency other than that in which the Debt Securities of a series are denominated or stated to be payable, the period or periods within which and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency in which the Debt Securities of a series are denominated or stated to be payable and the currency in which such Debt Securities of a series are to be so payable;

(o)	the designation of the initial exchange rate agent for a series of Debt Securities, if any;

(p)	any provisions in modification of, in addition to or in lieu of the defeasance provisions set forth in the Indenture that shall be applicable to the Debt Securities of a series;

(q)	any provisions granting special rights to the holders of Debt Securities of a series upon the occurrence of such events as may be specified;

(r)	any deletions from, modifications of or additions to the events of default or any of our covenants with respect to the Debt Securities of a series;

(s)	whether any Debt Securities of a series are to be issued in global form and, if so, the identity of the initial depository thereof;

(t)	the date as of which any temporary global Debt Security representing outstanding Debt Securities of a series will be dated;

(u)	the person to whom any interest on registered Debt Securities of a series shall be payable, if other than the person in whose name the Debt Security is registered at the close of business on the regular record date for such interest;

(v)	if Debt Securities of a series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents or conditions;

(w)	if the Debt Securities of a series are to be issued upon the exercise of warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; and

(x)	any other or different terms, conditions, rights and preferences (or limitations on such rights and preferences) relating to the Debt Securities of a series.

We reserve the right to set forth in a prospectus supplement specific terms of the Debt Securities that are not within the parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Debt Securities described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such Debt Securities.

Ranking

Unless otherwise indicated in any applicable prospectus supplement, the Debt Securities will be our unsecured obligations and will rank pari passu as to priority of payment with all of our other outstanding unsecured and unsubordinated debt. We are a holding company that conducts all of our business through subsidiaries. Accordingly, the Debt Securities will be effectively subordinated to all existing and future liabilities, including trade payables, of our subsidiaries.

Unless otherwise specified in the applicable prospectus supplement, other than the restriction on liens and sale and leaseback transactions set forth in the Indenture and described below, the Indenture does not contain any covenants or other provisions designed to afford holders of Debt Securities protection in the event of a highly leveraged transaction involving us or any of our subsidiaries.

Form, Exchange and Transfer

The Indenture provides that a series of Debt Securities may be issuable in global form.

A prospectus supplement may indicate the places to register a transfer of Debt Securities. No service charge will be made for any registration of transfer or exchange of Securities, but we may, in certain circumstances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

(a)	issue, register the transfer of or exchange any series of our Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption;

(b)	register the transfer of or exchange any registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any registered Debt Security being redeemed in part; or

(c)	issue, register the transfer of or exchange any of our Debt Securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Payment

Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any, and interest, if any, on) our Debt Securities will be made at the office or agency of the Trustee.

Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name our Debt Securities are registered at the close of business on the day or days specified by us.

Global Securities

A series of our Debt Securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for our debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of our Debt Securities to be represented by a global security may be described in a prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of our Debt Securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of our Debt Securities or by us if such Debt Securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States require that certain purchasers of securities have the ability to take physical delivery of such Debt Securities in definitive form.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the global security for all purposes under the Indenture. Unless otherwise specified in the applicable prospectus supplement for a series of Debt Securities, owners of beneficial interests in a global security will not be entitled to have a series of our Debt Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of such series of our Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

Any payments of principal, premium, if any, and interest on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such Debt Securities. Neither we, the Trustee nor any paying agent for our Debt Securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. We urge you to read the Indenture for the full definition of all such terms.

“Attributable Debt” means, with respect to any Sale/Leaseback Transaction as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended). “Net rental payments” under any lease for any period means the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments or similar charges.

“Consolidated Net Tangible Assets”, as of any date of determination, means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, and (iii) appropriate adjustments on account of minority interests of other Persons holding stock of our Subsidiaries, all as set forth on the most recently available balance sheet as of the last day of a fiscal quarter of us and our consolidated subsidiaries computed in accordance with U.S. generally accepted accounting principles.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (v) every capital lease obligation of such Person determined in accordance with U.S. generally accepted accounting principles, and (vi) every obligation of the type referred to in the foregoing clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or secured or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. Notwithstanding any terms of this definition to the contrary “Debt” shall not include any trade accounts payable or accrued liabilities arising in the ordinary course of business.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise) assume, secure, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to U.S. generally accepted accounting principles, or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in U.S. generally accepted account principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Person” means any individual, corporation, partnership, association, trust, or any other entity or organization, including a government or any agency or political subdivision or instrumentality thereof.

“Principal Property” means any manufacturing plant or warehouse owned or leased by the Company or any Subsidiary, whether owned or leased as of the date of the Indenture or thereafter, the gross book value of which exceeds 3% of Consolidated Net Tangible Assets, other than manufacturing plants and warehouses which the Board of Directors of the Company by resolution declares are not material to the total business conducted by the Company and the Subsidiaries as an entirety and which, when taken together with all other manufacturing plants and warehouses as to which such declaration has been so made, is so declared by the Board of Directors of the Company to be not of material importance to the total business conducted by the Company and the Subsidiaries as an entirety.

“Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours, for a period of more than 36 months, of any Principal Property, which property has been or is to be sold or transferred by us or such Subsidiary to such Person in contemplation of such leasing.

“Significant Subsidiary” of a Person means a Subsidiary of such Person that constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934 (the “Exchange Act”).

“Subsidiary” of a Person means (i) any corporation, association, or other business entity (other than a partnership) more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “securities having ordinary voting power” means securities or other equity interests that ordinarily have voting power for the election of directors, or persons having management power with respect to the Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Covenants

Limitation on Liens

The Indenture provides that we will not, and will not permit any Subsidiary of ours to, Incur any Debt if such Debt is secured by a mortgage, pledge, security interest or lien (a “lien” or “liens”) upon any Principal Property, without in any such case effectively providing that the Debt Securities shall be secured equally and ratably with (or prior to) such Debt; provided, however, that the foregoing restrictions shall not apply to:

(a)	liens existing on the date the Debt Securities are originally issued or liens provided for under the terms of agreements existing on such date;

(b)	liens on any property acquired or constructed by us or any Subsidiary of ours after the date of the Indenture that are created or assumed contemporaneously with or within 270 days after such acquisition or construction to secure or provide for the payment of all or part of the purchase price or cost of construction thereof (or to secure any Debt Incurred by us or a Subsidiary of ours for the purpose of financing all or a part of the purchase price or cost of construction thereof or of improvements thereon);

(c)	existing liens on property acquired (including liens on any property acquired from a Person that is consolidated or amalgamated with or merged with or into us or a Subsidiary of ours) or liens outstanding at the time any Person becomes a Subsidiary of ours that are not incurred in connection with such entity becoming a Subsidiary of ours;

(d)	liens in favor of us or any Subsidiary of ours;

(e)	liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute;

(f)	liens on any property to secure asset retirement, reclamation or similar obligations, or to secure penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters;

(g)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any liens referred to in any foregoing clause (a), (b), (c), (d), (e) or (f) to the extent that the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, together with the reasonable costs (including any premiums or make-whole payments) related to such extension, renewal or replacement, and to the extent that such extension, renewal or replacement shall be limited to all or a part of the property that secured the lien so extended, renewed or replaced (plus improvements on such property); and

(h)

any lien which would otherwise be subject to the foregoing restrictions, to the extent that the aggregate principal amount of the Debt so secured, together with the aggregate principal amount of other Debt secured by liens then outstanding (excluding Debt secured by liens permitted under the foregoing exceptions and any obligation existing on the date the Debt Securities are originally issued that becomes Debt after such date due solely to a change in U.S. generally accepted accounting principles) and the Attributable Debt in respect of all Sale/Leaseback Transactions entered into after the date of the Indenture (not including Attributable Debt in respect of any such Sale/Leaseback Transactions the proceeds of which are applied to the prepayment of outstanding Debt Securities or other Debt of ours as set forth below under clause (c) of “—Limitation on Sale/Leaseback Transactions”) would not then exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions

The Indenture provides that we will not, and will not permit any Subsidiary of ours to, enter into any Sale/Leaseback Transaction with any Person (other than us or a Subsidiary of ours) unless:

(a)	at the time of entering into such Sale/Leaseback Transaction, we or such Subsidiary would be entitled to Incur Debt, in a principal amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction, secured by a lien on such Principal Property subject to such Sale/Leaseback Transaction, pursuant to the provision of the covenant described under “—Limitation on Liens” without equally and ratably securing the Debt Securities pursuant to such provisions;

(b)	after the date on which Debt Securities are first issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, we or any Subsidiary shall have expended for property used or to be used in the ordinary course of business of us or any Subsidiary (including amounts expended for additions, expansions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction, and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any portion of such amount not being so designated to be applied as set forth in clause (c) below except to the extent permitted under clause (a) above); or

(c)	during the 12-month period after the effective date of such Sale/Leaseback Transaction, we shall have applied to the voluntary defeasance or retirement of Debt Securities or any Debt of ours (other than Debt Securities or Debt that is held by us or any Subsidiary of ours or Debt of ours that is subordinate in right of payment to the Debt Securities) an amount equal to the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction, which amount shall not be less than the fair value of such property at the time of entering into such Sale/Leaseback Transaction (adjusted to reflect any amount expended by us as set forth in clause (b) above), less an amount equal to the principal amount of such Debt Securities and Debt voluntarily defeased or retired by us within such 12-month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us or any Subsidiary of ours during such period.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not amalgamate or consolidate with or merge into any other corporation, or convey, transfer or lease, or permit one or more of our Significant Subsidiaries to convey, transfer or lease, all or substantially all of our property and assets, on a consolidated basis, to any Person (other than us or any of our Subsidiaries or a Person that will be a Subsidiary after the transaction) unless (i) either we are the continuing corporation or such corporation or Person assumes by supplemental indenture all of our obligations under the Indenture (including the Debt Securities), (ii) immediately after the transaction no default or event of default shall exist, (iii) the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (iv) we or such Person shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the relevant provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been complied with. In addition, no such amalgamation, consolidation, merger or transfer may be made if, as a result thereof, any property or assets of ours or any Subsidiary would become subject to any lien or other encumbrance securing Debt, unless such lien or other encumbrance could be created pursuant to the provisions described under “—Limitation on Liens” above without equally and ratably securing the Debt Securities or unless the Debt Securities are secured equally and ratably with, or prior to, the Debt secured by such lien or other encumbrance.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the Indenture provides that, at our option, we will be discharged from any and all obligations in respect of any of the Debt Securities outstanding thereunder (except with respect to the authentication, transfer, exchange or replacement of such Debt Securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture), upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and each installment of interest and any mandatory sinking fund payments or analogous payments on the outstanding Debt Securities of such series (“Defeasance”). Such trust may only be established if among other things:

(a)	we have delivered to the Trustee an opinion of counsel in the United States stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of outstanding Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United State federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(b)	no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or be continuing;

(c)	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust created to be subject to the United States Investment Company Act of 1940, as amended; and

(d)	other customary conditions precedent are satisfied.

We may exercise our Defeasance option notwithstanding a prior exercise of the Covenant Defeasance option described in the following paragraph if we meet the conditions described in the preceding sentence at the time we exercise the Defeasance option.

Unless otherwise indicated in the applicable prospectus supplement, the Indenture provides that, at our option, unless and until we have exercised our Defeasance option described in the preceding paragraph, we may be released with respect to the Debt Securities, from the “Limitation on Liens” covenant, the “Limitation on Sale/Leaseback Transactions” covenant, the “Consolidation, Merger and Sale of Assets” covenant and certain other covenants, and such omission shall not be deemed to be an event of default under the Indenture and the Debt Securities outstanding thereunder upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and each installment of interest and any mandatory sinking fund payments or analogous payments on the outstanding Debt Securities of such series (“Covenant Defeasance”). If we exercise the Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the events of default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:

(a)	we have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of outstanding Debt Securities will not recognize income, gain or loss of United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(b)	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or be continuing;

(c)	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and

(d)	other customary conditions precedent are satisfied.

Events of Default

The Indenture provides that the following shall constitute events of default with respect to Debt Securities of any series:

(a)	default in the payment of any interest on any Indenture Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)	default in the payment of the principal of (or any premium on) any Indenture Security of that series at its maturity;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the Debt Securities of that series;

(d)	breach or default in the performance of any covenant or agreement of ours in the Indenture, which continues for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of all outstanding Debt Securities of such series affected thereby;

(e)	acceleration of or any failure to pay at final maturity any Debt or ours or any Subsidiary or ours in an aggregate amount in excess of $100 million;

(f)	certain events in bankruptcy, insolvency or reorganization of us or any Subsidiary of ours which constitutes a Significant Subsidiary; and

(g)	any other events of default provided with respect to the Debt Securities of that series.

If an event of default (other than an event of default described in clause (e)), occurs and is continuing with respect to Debt Securities of any series, then in every such case the Trustee or the holders of not less than 25% in principal amount of outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Debt Securities of that series and all interest thereon to be due and payable immediately, by notice in writing to us (and to the Trustee if given by holders), and upon any such declaration the same shall become immediately due and payable.

If an event of default described in clause (e) above occurs and is continuing with respect to Debt Securities of any series, the principal of and interest on all the Debt Securities of such series will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the notes.

However, at any time after a declaration of acceleration with respect to the outstanding Debt Securities of one or more series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of such series, by written notice to us and the Trustee, may, under certain circumstances, rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Debt Securities of all series affected by an event of default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of all series affected by such event of default.

No holder of an Indenture Security of any series will have any right to institute any proceedings with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the Debt Securities of that series, (b) the holders of at least 25% in principal amount of the outstanding Debt Securities of all series affected by such event of default (as one class) have made written request, and such holder or holders have offered reasonable indemnity to the Trustee to institute such proceedings as trustee and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series affected by such event of default (as one class) a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by the holder of an Indenture Security for the enforcement of payment of the principal of or any premium or interest on such Indenture Security on or after the applicable due date specified in such Indenture Security.

We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification of the Indenture and Waiver

Modification and amendment of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected by such modification or amendment (as one class); provided that no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security of such affected series: (i) change the stated maturity of the principal of (and premium, if any), or any installment of interest on, such outstanding Indenture Security; (ii) reduce the principal of (and premium, if any), or any installment of interest on, such outstanding Indenture Security; (iii) reduce the amount of the principal of such outstanding Indenture Security payable upon the acceleration of the maturity thereof; (iv) change the place or currency of payment of principal of, or the premium, if any, or interest on, such outstanding Indenture Security; (v) impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof; (vi) reduce the percentage of outstanding Debt Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; or (vii) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default or covenants except as otherwise specified.

Notwithstanding the preceding, we and the Trustee are permitted to make modifications and amendments to the Indenture without the consent of any holder of Debt Securities of any series for any of the following purposes: (i) to evidence the succession of another person to us as obligor under the Indenture; (ii) to add covenants for any series of Debt Securities or to surrender any of our rights or powers in the Indenture; (iii) to add events of default for any series of Debt Securities; (iv) to add or change any provisions of the Indenture to permit or facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination will become effective only when there are no Debt Securities outstanding of any series created prior thereto that are entitled to the benefit of such provision; (vi) to add guarantees to the Debt Securities of any series and guarantors under the Indenture or to secure the Debt Securities of any series; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the Indenture by more than one trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action will not adversely affect the interests of holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Debt Securities, provided that such action will not adversely affect the interests of the holders of the Debt Securities of such series in any material respect.

The holders of a majority in principal amount of the outstanding Debt Securities of any series, on behalf of all holders of outstanding Debt Securities of such series, may waive compliance by us with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in principal amount of outstanding Debt Securities of all series with respect to which an event of default shall have occurred and be continuing, on behalf of the holders of all outstanding Debt Securities such series, may waive such event of default, except a default in the payment of principal, premium or interest.

Governing Law

The Indenture is and the Debt Securities will be governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the debt securities offered by this prospectus:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to one or more purchasers directly; or

•	through a combination of any of the previous methods of sale.

The applicable prospectus supplement will describe that offering, including:

•	the name or names of any underwriters, dealers or agents involved in the sale of the offered securities;

•	the purchase price and the proceeds from that sale;

•	any underwriting discounts, commissions agents’ fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

If underwriters are used in the sale, the offered debt securities will be acquired by the underwriters for their own account. The underwriters may resell the offered debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered debt securities may be offered through an underwriting syndicate represented by many underwriters. The obligations of the underwriters to purchase the offered debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all of the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The offered debt securities may be sold directly by us or through agents. Any agent will be named, and any commissions payable to that agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis.

We may authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase debt securities offered by this prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement. The prospectus supplement will set forth the commission payable for soliciting such contracts.

We may agree to indemnify underwriters, dealers or agents against certain civil liabilities, including liabilities under the Securities Act, and may also agree to contribute payments which the underwriters, dealers or agents may be required to make.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus will be passed upon for us by Richard L. Mack, Esq., Executive Vice President, General Counsel and Corporate Secretary of The Mosaic Company.

EXPERTS

The consolidated balance sheets of The Mosaic Company as of May 31, 2011 and 2010, the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2011, the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2011 included in The Mosaic Company’s Annual Report on Form 10-K for the year ended May 31, 2011 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or SEC. You may access and read our SEC filings through the SEC’s Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public on our website at http://www.mosaicco.com. Information contained on our website is not part of this prospectus or any prospectus supplement. In addition, reports, proxy statements and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented in the registration statement and its exhibits and schedules. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus.

We incorporate by reference our:

•

Annual Report on Form 10-K (including the portions of our Proxy Statement on Schedule 14A for our 2011 Annual Meeting, filed with the SEC on August 25, 2011, that are incorporated by reference therein) for the year ended May 31, 2011, as filed on July 19, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2011, filed with the SEC on September 29, 2011; and

•	Current Reports on Form 8-K filed with the SEC on June 15, 2011, June 30, 2011, July 7, 2011; July 11, 2011 and September 29, 2011.

We are also incorporating by reference all other reports that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the completion of this offering; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request copies of the filings, at no cost, by telephone at (800) 918-8270 or by mail at: The Mosaic Company, 3033 Campus Drive, Suite E490, Plymouth, Minnesota 55441, Attention: Investor Relations.

$2,000,000,000

The Mosaic Company

$900,000,000 4.250% Senior Notes due 2023

$500,000,000 5.450% Senior Notes due 2033

$600,000,000 5.625% Senior Notes due 2043

PROSPECTUS SUPPLEMENT

November 7, 2013

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

BMO Capital Markets	BNP PARIBAS	Santander	US Bancorp

Co-Managers

Barclays	CIBC	Scotiabank